EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@emdeon.com	jmeyer@emdeon.com
201-414-2002	212-624-3912
EMDEON CORPORATION ANNOUNCES PRICING OF
$300 MILLION OF 3 1/8% CONVERTIBLE SENIOR NOTES DUE 2025
ELMWOOD PARK, NJ (August 24, 2005) – WebMD Corporation (NASDAQ:HLTH), now operating as Emdeon Corporation, today announced the pricing of its private placement of $300 million aggregate principal amount of 3 1/8% Convertible Senior Notes due 2025. The offering of notes is being made only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933. Emdeon has granted the initial purchaser an option to purchase up to an additional $45 million aggregate principal amount of notes, solely to cover over-allotments. Emdeon intends to use the net proceeds from the private placement for general corporate purposes, which may include acquisitions, repurchases of its common stock and for working capital.
Interest on the notes is payable semiannually on March 1 and September 1 of each year, commencing March 1, 2006. Emdeon will also pay contingent interest of 0.25% per annum to the holders of the notes during specified six-month periods, commencing with the six-month period beginning on September 1, 2012 if the average trading price of a note for the specified period equals 120% or more of the principal amount of the note.
The notes are convertible into shares of Emdeon’s common stock at an initial conversion price of $15.57 per common share at any time prior to the maturity of the notes, provided that Emdeon may at its option deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock. The initial conversion price represents a premium of approximately 35% over the closing price of Emdeon’s common stock on August 24, 2005.
On or after September 5, 2010, Emdeon may, at its option, redeem all or a portion of the notes for cash.
Holders of the notes may require Emdeon to repurchase their notes on September 1, 2012, September 1, 2015 and September 1, 2020, for cash, and upon a change of control of Emdeon at a price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest.
The notes and the common stock of Emdeon issuable upon conversion of the notes will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
Consummation of the sale of the notes is subject to customary closing conditions, and there can be no assurance that the offering of the notes will be consummated. Settlement is expected to occur on August 30, 2005.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such jurisdiction.
About Emdeon
Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. Emdeon Practice Services provides physician practice management and electronic health record software and services that increase practice efficiency and enhance patient care. WebMD Health provides health information services for consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; the planned initial public offering of WebMD Health equity; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; the prospects for new applications of porous plastics and other porous media; and other potential sources of additional revenue. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; operational difficulties relating to combining acquired companies and businesses; our ability to form and maintain mutually beneficial relationships with customers and strategic partners; customer relations and operations challenges resulting from the change in our corporate name and branding; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.